Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 4 to the Registration Statement on Form S-1 of Dolan Media Company of the following reports appearing in the Prospectus, which is part of this Amendment to the Registration Statement:

•	our report dated June 6, 2007, except for Note 16 as to which the date is July 10, 2007, relating to our audits of the consolidated financial statements of Dolan Media Company and Subsidiaries as of December 31, 2005 and 2006, and for each of the years in the three year period ended December 31, 2006,

•	our report dated April 25, 2007 relating to our audit of the financial statements of American Processing Company (APC) (A Division of Trott & Trott, P.C.) as of December 31, 2005, and for each of the two years in the period then ended and for the period from January 1 to March 13, 2006,

•	our report dated April 25, 2007 relating to our audits of the financial statements of the Processing Division of Feiwell & Hannoy, P.C. as of December 31, 2005 and 2006, and for each of the years in the three year period ended December 31, 2006, and

•	our report dated April 25, 2007 relating to our audit of the financial statements of The Detroit Legal News Publishing, LLC as of December 31, 2006 and for the year then ended.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/  McGladrey & Pullen, LLP

Minneapolis, Minnesota
July 16, 2007